UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2008

POWERRAISE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-137251 (Commission File Number)	98-0454140 (IRS Employer Identification No.)

1687 West Broadway
Vancouver, B.C., Canada
(Address of Principal Executive Offices, Zip Code)

604-736-6767
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Effective as of March 1, 2008, Powerraise, Inc., a Nevada corporation (the “Registrant”), employed Arie Hertz as the Chief Executive Officer of the Registrant. The Employment Agreement with Mr. Hertz provides that Mr. Hertz will receive an annual base salary of $150,000 for the first six months of employment and an annual base salary of $180,000 commencing with the seventh month of his employment. Mr. Hertz is also entitled to options to purchase 800,000 shares of common stock of the Registrant at an exercise price of $0.30 per share; such options shall vest over a three year period. In addition, if the Registrant achieves $700,000 booking in the US market during the first year of his employment, Mr. Hertz is entitled to an option for 270,000 shares, exercisable at $0.30 per share; if during his second year of employment the Registrant achieves $5,000,000 of worldwide sales or leads the Registrant to a successful acquisition or merger, he will be granted an option for an additional 265,000 shares at an exercise price of $0.30 per share; and if during the third year the Registrant achieves $15,000,000 of worldwide sales or leads the Registrant to a successful acquisition or merger, Mr. Hertz will be entitled to an option for an additional 265,000 shares at an exercise price of $0.30 per share. Mr. Hertz is also entitled to $1,351.80 reimbursement from the Registrant for medical insurance and $15,000 per year to be deposited by the Registrant in a 401(k) and life insurance plan.

Each of the Registrant and Mr. Hertz can terminate the agreement at any time by providing at least one and a half months notice during the first six month of employment and three months at any time after the six months of employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference

Item 3.02 Unregistered Sales of Equity Securities.

On December 4, 2007, the Registrant commenced a private placement offering of 8,333,333 units , each unit being offered for $0.30, for aggregate gross proceeds of $2,500,000. Each unit consists of (i) one share of common stock, (ii) one Class A Warrant and (iii) one Class B Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.45 per share, expiring one year from the date of purchase. Each Class B Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.75 per share, expiring three years from the date of purchase of the Unit. This offering is being made to non-U.S. persons in offshore transactions pursuant to the exemption from registration provided by Regulation S of the Securities Act. As of the date of this report, the Registrant accepted subscriptions from 8 investors, raising an aggregate of $325,000. This transaction was conducted in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. The Registrant did not make any offers in the United States, each of the purchasers was outside the United States, and there were no selling efforts in the United States.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of March 1, 2008, the board of directors of the Registrant appointed Arik Hertz as the Chief Executive Officer of the Registrant.

Arik Hertz, age 52, was the Chief Sales and Marketing officer of RED-C Optical Networking, Inc.from December 2003 through February 2008. Mr. Hertz was a Vice President, Strategic Business Unit Manager, Embedded products, of Saifun Semiconductors, Inc. from August 2002 through June 2003. Mr. Hertz received MScEE degree from the Technion, Israel Institution of Technology, in 1985.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.   Not applicable
(b) Pro forma financial information.                       Not applicable
(c) Exhibits

Exhibit 10.1	Employment Agreement, dated as of December 30, 2007, by and between Powerraise, Inc. and Arie Hertz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERRAISE, INC.

By:  /s/  Shlomo Friedman

Name:  Shlomo Friedman
Title:    President and Director

Date: March 3, 2008